Exhibit 99.1

Nucor Reports Results for Third Quarter and Nine Months of 2017

CHARLOTTE, N.C., Oct. 19, 2017 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today consolidated net earnings of $268.5 million, or $0.83 per diluted share, for the third quarter of 2017. By comparison, Nucor reported consolidated net earnings of $323.0 million, or $1.00 per diluted share, for the second quarter of 2017 and consolidated net earnings of $305.4 million, or $0.95 per diluted share, for the third quarter of 2016.

For the first nine months of 2017, Nucor reported consolidated net earnings of $948.4 million, or $2.94 per diluted share, compared with consolidated net earnings of $636.6 million, or $1.99 per diluted share, for the first nine months of last year. Consolidated net earnings of $2.94 per diluted share for the first nine months of 2017 exceeds the reported annual diluted earnings per share for each of the previous eight years.

Earnings (loss) before income taxes and noncontrolling interests by segment were as follows for the third quarter and first nine months of 2017 and 2016 (in thousands):

	Three Months (13 Weeks) Ended		Nine Months (39 Weeks) Ended
	Sept. 30, 2017	Oct. 1, 2016	Sept. 30, 2017	Oct. 1, 2016
Steel mills	$ 432,718	$ 591,799	$ 1,734,245	$ 1,402,898
Steel products	59,225	72,578	131,956	197,891
Raw materials	9,957	14,313	102,575	(76,240)
Corporate/eliminations	(111,045)	(194,518)	(520,810)	(480,930)
	$ 390,855	$ 484,172	$ 1,447,966	$ 1,043,619

Earnings in the third quarter of 2017 include a net benefit totaling $13.2 million, or $0.04 per diluted share, related to tax return true-ups and state tax credits. Included in the third quarter of 2016 results were charges related to legal settlements of $33.7 million ($0.06 per diluted share) and a net benefit of $11.1 million ($0.02 per diluted share) related to fair value adjustments to assets in the corporate/eliminations segment.

Nucor's consolidated net sales of $5.17 billion in the third quarter of 2017 was consistent with $5.17 billion in the second quarter of 2017 and increased 21% compared with $4.29 billion in the third quarter of 2016. Average sales price per ton in the third quarter of 2017 increased 2% from the second quarter of 2017 and increased 7% from the third quarter of 2016. Total tons shipped to outside customers were 6,618,000 tons in the third quarter of 2017, a 2% decrease from the second quarter of 2017 and a 12% increase from the third quarter of 2016. Total third quarter steel mill shipments decreased 3% from the second quarter of 2017 and increased 18% from the third quarter of 2016. Third quarter of 2017 downstream steel products shipments to outside customers increased 10% from the second quarter of 2017 and increased 3% from the third quarter of 2016.

In the first nine months of 2017, Nucor's consolidated net sales increased 24% to $15.16 billion, compared with $12.25 billion in last year's first nine months, and total tons shipped to outside customers increased 8% from the first nine months of 2016, while average sales price per ton increased 15%.

The average scrap and scrap substitute cost per ton used during the third quarter of 2017 was $317, an increase of 1% from $313 in the second quarter of 2017 and an increase of 26% compared with $252 in the third quarter of 2016. The average scrap and scrap substitute cost per ton used in the first nine months of 2017 was $304, an increase of 35% from $225 in the first nine months of 2016.

Overall operating rates at our steel mills decreased to 83% in the third quarter of 2017 as compared to 88% in the second quarter of 2017 and increased from 74% in the third quarter of 2016. Operating rates for the first nine months of 2017 increased to 86% as compared with 80% for the first nine months of 2016.

Total steel mill energy costs for the third quarter of 2017 increased approximately $2 per ton and $1 per ton compared to the second quarter of 2017 and the third quarter of 2016, respectively. The increase from the second quarter of 2017 was due to reduced steel production volumes and increased electricity unit costs and the increase from the third quarter of 2016 was primarily due to higher electricity unit costs. Total steel mill energy costs for the first nine months of 2017 also increased $2 per ton compared to the first nine months of 2016 primarily due to higher electricity and natural gas unit costs.

Our liquidity position remains strong with $1.6 billion in cash and cash equivalents and short-term investments, as of September 30, 2017, and an untapped $1.5 billion revolving credit facility that does not expire until April 2021. During the third quarter of 2017, we repurchased approximately 1.6 million shares of the Company's common stock for an average share price of $56.76.

Nucor completed its acquisition of St. Louis Cold Drawn, Inc. on September 1, 2017. St. Louis Cold Drawn, Inc. is a manufacturer of cold drawn rounds, hexagons, squares and special sections that mainly serves the U.S. and Mexican automotive and industrial markets. St. Louis Cold Drawn, Inc. employs 125 people and has two manufacturing locations, one in St. Louis, Missouri, and the other in Monterrey, Mexico, that have a combined annual capacity of 200,000 tons. The addition of these facilities increased the total capacity of Nucor's cold finished bar and wire facilities to more than 1.1 million tons annually and helps advance our goal of growing our sales to automotive customers.

In September, Nucor's board of directors declared a cash dividend of $0.3775 per share payable on November 9, 2017 to stockholders of record on September 29, 2017. This dividend is Nucor's 178th consecutive quarterly cash dividend, a record we expect to continue.

Also in September, Nucor's board of directors approved investments in Nucor's bar mill business, including the expansion of its existing merchant bar operations and micro mill investments. Both of these projects are part of Nucor's planned strategy for long-term profitable growth. By leveraging Nucor's existing operating abilities, we expect that these projects will help to maintain our position as a low-cost producer and will allow us to better serve our customers.

Imports continue to negatively impact the U.S. steel industry. Through the first nine months of 2017, finished steel imports accounted for an estimated 27% share of the U.S. market and have increased an estimated 15.1% compared to the same period last year. The industry continues to pursue trade cases to combat unfairly traded imports. Final determinations issued earlier this year against cut-to-length steel plate imports from twelve countries are having a positive impact as steel imports of these products have decreased in the first nine months of this year compared to the same period last year. The United States Department of Commerce has made several rulings imposing duties on additional steel products since the beginning of the year that are favorable to the domestic steel industry. Although slower than we would like, we are encouraged by the steady progress that we are achieving through the prosecution of product and country specific trade cases. We believe this success is due to the overwhelming evidence that our foreign competitors receive support from illegal subsidies.

The performance of our steel mills segment decreased in the third quarter of 2017 as compared to the second quarter of 2017 and the third quarter of 2016. Despite high utilization rates at our sheet mills, continued pressure from imports has prevented prices from keeping pace with increasing raw material costs. The profitability of our plate mills decreased significantly in the third quarter of 2017 as compared to the second quarter of 2017. The performance of our downstream steel products segment improved in the third quarter of 2017 as compared to the second quarter of 2017 due to higher volumes and higher average selling prices. The profitability of the downstream steel products segment in the third quarter of 2017 decreased from the third quarter of 2016 due to margin compression resulting from higher steel prices. In particular, our rebar fabrication operations have experienced significant declines in performance due to a combination of margin compression caused by higher steel prices and delays on larger, more profitable projects. Our raw materials segment's performance decreased in the third quarter of 2017 as compared to the second quarter of 2017, primarily due to Nucor Steel Louisiana experiencing unplanned outages for most of the quarter. The facility resumed operations on October 3, 2017 and is producing high-quality direct reduced iron (DRI).

Approaching the end of 2017, we are encouraged by a number of positive factors impacting our markets going into 2018. We see generally stable or improving market conditions for nonresidential construction, automotive, energy, heavy equipment and agriculture. Although illegally traded imports remain at unacceptable levels, we are encouraged by the cumulative benefits of the domestic steel industry's successful trade cases. We expect fourth quarter of 2017 earnings to be similar to slightly decreased from the third quarter of 2017, exclusive of the previously mentioned tax benefits recognized in the third quarter of 2017. We expect much improved performance by the raw materials segment driven by more consistent DRI production. The downstream steel products segment is also likely to benefit from margin improvement. We expect the steel mills segment to see some decline mainly due to weakness in plate steel and typical seasonality.

In the fourth quarter of 2016, the Company changed its method of accounting for certain inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method, which required retrospective application to prior period financial statements. Accordingly, all amounts for prior periods presented in this release are presented after the retrospective application of the change in accounting principle.

Nucor and its affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron/direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties. The words "believe," "expect," "project," "will," "should," "could" and similar expressions are intended to identify those forward-looking statements. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including competition from imports and substitute materials; (2) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (3) market demand for steel products; and (4) energy costs and availability. These and other factors are discussed in Nucor's regulatory filings with the Securities and Exchange Commission, including those in Nucor's fiscal 2016 Annual Report on Form 10-K, Item 1A. Risk Factors. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor's conference call in which management will discuss Nucor's third quarter results on October 19, 2017 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

TONNAGE DATA
(in thousands)

	Three Months (13 Weeks) Ended			Nine Months (39 Weeks) Ended
	Sept. 30, 2017	Oct. 1, 2016	Percentage Change	Sept. 30, 2017	Oct. 1, 2016	Percentage Change
Steel mills total shipments:
Sheet	2,617	2,260	16%	8,041	7,510	7%
Tubular products	242	-		692	-
Bars	2,069	1,805	15%	6,027	5,513	9%
Structural	539	624	-14%	1,738	1,821	-5%
Plate	553	416	33%	1,744	1,570	11%
Other	145	108	34%	417	376	11%
	6,165	5,213	18%	18,659	16,790	11%

Sales tons to outside customers:
Steel mills	5,096	4,465	14%	15,620	14,446	8%
Joist	127	129	-2%	332	322	3%
Deck	119	123	-3%	329	332	-1%
Cold finished	119	99	20%	361	328	10%
Fabricated concrete
reinforcing steel	319	311	3%	857	857	-
Other	838	762	10%	2,451	2,209	11%
	6,618	5,889	12%	19,950	18,494	8%

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended		Nine Months (39 Weeks) Ended

	Sept. 30, 2017	Oct. 1, 2016	Sept. 30, 2017	Oct. 1, 2016

Net sales	$ 5,170,117	$ 4,290,236	$ 15,160,065	$ 12,251,584

Costs, expenses and other:
Cost of products sold	4,591,153	3,608,000	13,111,226	10,669,103
Marketing, administrative and other expenses	152,542	169,223	499,179	440,679
Equity in earnings of unconsolidated affiliates	(7,743)	(14,168)	(29,801)	(30,232)
Interest expense, net	43,310	43,009	131,495	128,415
	4,779,262	3,806,064	13,712,099	11,207,965
Earnings before income taxes and
noncontrolling interests	390,855	484,172	1,447,966	1,043,619
Provision for income taxes	111,100	152,807	448,839	318,388
Net earnings	279,755	331,365	999,127	725,231
Earnings attributable to
noncontrolling interests	11,255	25,918	50,680	88,599
Net earnings attributable to
Nucor stockholders	$ 268,500	$ 305,447	$ 948,447	$ 636,632

Net earnings per share:
Basic	$0.84	$0.95	$2.95	$1.99
Diluted	$0.83	$0.95	$2.94	$1.99

Average shares outstanding:
Basic	320,096	319,737	320,253	319,444
Diluted	320,763	320,028	321,045	319,632

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	Sept. 30, 2017	Dec. 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$ 1,575,944	$ 2,045,961
Short-term investments	50,000	150,000
Accounts receivable, net	2,113,890	1,631,676
Inventories, net	3,522,199	2,479,958
Other current assets	238,614	198,798

Total current assets	7,500,647	6,506,393

Property, plant and equipment, net	5,095,880	5,078,650

Goodwill	2,208,246	2,052,728

Other intangible assets, net	940,305	866,835

Other assets	758,756	718,912

Total assets	$ 16,503,834	$ 15,223,518

LIABILITIES
Current liabilities:
Short-term debt	$ 50,370	$ 17,959
Long-term debt due within one year	1,100,000	600,000
Accounts payable	1,312,817	838,109
Salaries, wages and related accruals	501,427	428,829
Accrued expenses and other current liabilities	570,602	505,069

Total current liabilities	3,535,216	2,389,966

Long-term debt due after one year	3,241,488	3,739,141

Deferred credits and other liabilities	867,666	839,703

Total liabilities	7,644,370	6,968,810

EQUITY
Nucor stockholders' equity:
Common stock	151,943	151,734
Additional paid-in capital	2,013,158	1,974,672
Retained earnings	8,215,317	7,630,916
Accumulated other comprehensive loss,
net of income taxes	(217,856)	(317,843)
Treasury stock	(1,643,527)	(1,559,614)
Total Nucor stockholders' equity	8,519,035	7,879,865

Noncontrolling interests	340,429	374,843

Total equity	8,859,464	8,254,708

Total liabilities and equity	$ 16,503,834	$ 15,223,518

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Nine Months (39 Weeks) Ended

	Sept. 30, 2017	Oct. 1, 2016

Operating activities:
Net earnings	$ 999,127	$ 725,231
Adjustments:
Depreciation	474,822	459,109
Amortization	68,394	54,066
Stock-based compensation	51,227	44,210
Deferred income taxes	(31,735)	86,821
Distributions from affiliates	48,037	38,474
Equity in earnings of unconsolidated affiliates	(29,801)	(30,232)
Changes in assets and liabilities (exclusive of acquisitions and dispositions):
Accounts receivable	(406,582)	(328,000)
Inventories	(957,029)	(289,257)
Accounts payable	451,774	216,218
Federal income taxes	(30,859)	28,915
Salaries, wages and related accruals	72,481	103,324
Other operating activities	52,637	73,211

Cash provided by operating activities	762,493	1,182,090

Investing activities:
Capital expenditures	(292,312)	(327,436)
Investment in and advances to affiliates	(19,000)	(48,167)
Disposition of plant and equipment	19,420	14,883
Acquisitions (net of cash acquired)	(543,153)	(48,105)
Purchases of investments	(50,000)	(650,000)
Proceeds from the sale of investments	150,000	100,000
Other investing activities	(1,455)	13,350

Cash used in investing activities	(736,500)	(945,475)

Financing activities:
Net change in short-term debt	32,409	(21,520)
Issuance of common stock	9,492	5,727
Payment of tax withholdings on certain stock-based compensation	(13,960)	(10,410)
Excess tax benefits from stock-based compensation	-	1,507
Distributions to noncontrolling interests	(85,094)	(86,808)
Cash dividends	(364,302)	(360,675)
Acquisition of treasury stock	(90,305)	(5,173)
Other financing activities	(1,703)	(5,212)

Cash used in financing activities	(513,463)	(482,564)

Effect of exchange rate changes on cash	17,453	11,187

Decrease in cash and cash equivalents	(470,017)	(234,762)

Cash and cash equivalents - beginning of year	2,045,961	1,939,469

Cash and cash equivalents - end of nine months	$ 1,575,944	$ 1,704,707

Non-cash investing activity:
Change in accrued plant and equipment purchases	$ 42,810	$ 140,347

CONTACT: For Investor/Analyst Inquiries: Gregg Lucas 704-972-1841; For Media Inquiries: Katherine Miller 704-353-9015